Exhibit 10.4

INVESTMENT AGREEMENT

BETWEEN

BIOVEST INTERNATIONAL, INC.

and

ACCENTIA, INC.

4/9/03

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the “Agreement”) is made as of April 10, 2003, by and among Biovest International, Inc., a Delaware corporation (“Biovest”) and Accentia, Inc., a Florida corporation (“Accentia”)

RECITALS:

1. The Board of Directors of Biovest has approved and deemed it fair, advisable and in the best interests of the Biovest stockholders (the “Biovest Stockholders”) to adopt and approve this Agreement and the transactions contemplated hereby, including the issuance of capital stock contemplated by Section 1.01 below (collectively, the “Transactions”).

2. The Board of Directors of Accentia has approved and deemed it fair, advisable and in the best interest of the Accentia shareholders (the “Accentia Stockholders”) to adopt and approve this Agreement and the Transactions contemplated hereby.

3. The parties wish to enter into this Agreement as the definitive agreement and understanding between the parties to set forth the terms and conditions of Accentia’s investment in Biovest.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I.

The Transaction

1. 1.01 Purchase of Shares. Biovest hereby agrees to issue to Accentia at Closing, as defined, approximately 40,380,304 (as adjusted to represent 81% of the outstanding capital stock immediately following the Closing) shares of common stock, $.01 par value, representing 81% of the shares of Biovest common stock which will be outstanding immediately following such issuance for the aggregate purchase price of $20,000,000. (the “Purchase Price”) consisting of $5,000,000 in cash to be paid at the last to occur of Closing or sixty days following the execution of this Agreement and a non-interest bearing note for $15,000,000, attached as Schedule 1.01, with the following annual principal payments: $2,500,000 on the first anniversary of Closing, $2,500,000 on the second anniversary of Closing, $5,000,000 on the third anniversary of Closing and $5,000,000 on the fourth anniversary of Closing. Within five business days following execution of this Agreement, Accentia will advance $530,000 to Biovest pursuant to the Promissory Note and Security Agreement attached as Exhibit 1.01(a) (the “Pre-closing Advance”). The Pre-closing Advance shall be used by Biovest only to pay the NCI. At the closing of this Agreement, the Pre-closing Advance shall be deemed part of the Purchase Price due in cash at closing. Biovest shall make any required disclosure to NIC regarding the Pre-closing Advance, its use of the Pre-closing Advance to pay NIC, and this Agreement. The parties agree that the cash portion of the purchase price shall be paid (and deemed received by Biovest) to the extent Accentia makes payments as set forth on Schedule 1.01 directly to the payees as set forth on such Schedule, on the Closing Date as defined below (“Purchase Price”). The Purchase Price due from Accentia at Closing shall be automatically reduced by the amount of any payables, liabilities or other obligations of Biovest, not fully disclosed on schedules thereto. At the Closing, all working capital borrowed by Biovest after December 1, 2002, to the extent listed on Schedule 1.01(c), shall be repaid with interest out of the Purchase Price. At the Closing, all convertible notes shall remain outstanding under their current terms and conditions. The convertible notes shall be accorded “secured” debt status in accordance with the Security Agreement attached as Exhibit l.0l(b), with such security status being subordinated to all outstanding “secured” debt, if any, of the Company and by secured debt borrowed by Biovest after the Closing up to a maximum amount of $5,000,000. Further, the holders of the convertible notes shall be given the opportunity to extend the maturity of their notes to the third anniversary of the Closing under the following terms:

(a) All principal and interest shall be due in one installment on the third anniversary of the Closing;

(b) Interest shall be 7% per annum paid with principal; and

(c) All principal and accrued interest may be converted into equity of either Accentia or Biovest as follows: (i) all principal and accrued interest may be converted into that number of shares of common stock of Accentia equal to the principal and interest being converted based upon the following Accentia Common Stock value: (a) if Accentia’s shares are publicly traded, the value of a share of Accentia Common Stock shall be an amount equal to the IPO offering price, before discount or commission, as stated in the final Prospectus for Accentia Common Stock or in the alternative (b) if Accentia’s Common Stock is not publicly trading, the value of a share of Accentia Common Stock shall be determined by appraisal by an independent nationally recognized valuation firm selected by the Board of Directors of Accentia. Such appraisal determination shall be set forth in reasonable detail in a written notice to Biovest and, absent manifest error or fraud, shall be binding on the parties; provided, however, that Biovest through its Board of Directors shall have the right to object to such determination by providing written notice (the “Objection Notice”) to Accentia within five (5) business days of Biovest’s receipt of such written notice of such determination. Provided Biovest delivers the Objection Notice within such five (5) business day period, then, within a further period of ten (10) business days (the “Settlement Period”), the parties and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to an independent nationally recognized firm of certified public accountants (the “Sole Arbiter”) mutually acceptable to Accentia, on the one hand, and Biovest through its Board of Directors, on the other hand. In the event that Accentia and Biovest are unable to select the Sole Arbiter within five (5) business days following the end of the Settlement Period, then each of Accentia and Biovest shall have an additional five (5) business days to select (and provide written notice of such selection to the other) an independent nationally recognized firm of certified public accountants. Each such firm shall be referred to, respectively, as the “First Arbiter” (selected by Accentia) and the “Second Arbiter” (selected by Biovest). Within ten (10) business days following the selection of the First Arbiter and the Second Arbiter, the First Arbiter and the Second Arbiter shall select (and provide written notice to Accentia and Biovest of such selection) a third independent nationally recognized firm of certified public accountants (the “Third Arbiter”). For purposes of this Agreement, the “Arbiter” shall mean (A) the Sole Arbiter or, .(B) in the case that the Company and Biovest cannot agree upon the Sole Arbiter, the First Arbiter, Second Arbiter and Third Arbiter collectively; provided that if either the Company or Biovest fails to select the First Arbiter or the Second Arbiter, respectively, then the Sole Arbiter (and thus the “Arbiter”) shall be deemed to be the First Arbiter in the case where Biovest failed to make the selection and the Second Arbiter in the case where the Company failed to make the selection. In the case where the Arbiter consists of a First Arbiter, Second Arbiter and Third Arbiter, the decision of a majority of the First Arbiter, Second Arbiter and Third Arbiter shall constitute the decision of the Arbiter hereunder. The fees and expenses of the Arbiter shall be borne by the non- prevailing party. In making such determination (the “Arbiter’s Determination”), the Arbiter shall determine only those items in dispute and may not assign a value to any disputed item greater than the greatest value for such sum claimed by either party or less than the lowest value for such item claimed by either party. The Arbiter’s Determination shall be (1) in writing, (2) furnished to Accentia and Biovest as soon as practicable after the items in dispute have been referred to the Arbiter (but in no event later than ten (10) business days after such referral), (3) made in accordance with GAAP consistently applied, and (4) non-appealable; or in the alternative; (ii) all principal and accrued interest of the convertible note may be converted into common stock of Biovest at $0.50 per share.

1.02 Common Stock. The shares of Biovest capital stock to be issued to Accentia hereunder shall be common stock, par value $.01 per share (“Biovest Common Stock”).

1.03 Letter of Investment Intent. At closing, Accentia shall execute and deliver to Biovest, a Letter of Investment Intent in form acceptable to Biovest confirming Accentia’s intent to hold the shares of Biovest Common Stock for investment and not for resale and confirming Accentia’s covenant set forth in Section 5.02.

1.04 Limitation on Sale. Neither the CRADA nor the rights to the Non-Hodgkin Lymphoma Therapeutic Cancer Vaccine shall be sold by Biovest except in transactions, in which the after tax net proceeds of sale are distributed to the Biovest shareholders with holders of Biovest shares outstanding immediately before Closing receiving the same per share distribution as the common shares of Biovest held by Accentia. Except as provided herein, this Agreement places no limitation of the sale of Biovest assets other than the CRADA and the rights to the Non-Hodgkin Lymphoma Therapeutic Cancer Vaccine owned by Biovest at Closing.

1.05 Commencement of Public Trading. Within twelve months following Closing, Biovest shall file all necessary documents and take all necessary actions required to permit the Free Trading Shares of Biovest common stock to trade publicly (the “Commencement of Public Trading”). The Board of Directors of Biovest shall have broad discretion in selecting how to comply with the requirement of this Section. In the event that Biovest has not completed the process required to permit the Free Trading Shares of Biovest common stock to trade publicly, Biovest shall, following a ninety day written notice and right to cure, make the following tender offers to purchase the shares of Biovest outstanding immediately before Closing: (i) 980,000 shares at $2.00 per share at the first anniversary of the Closing, (ii) 1,960,000 shares at $2.00 per share at the second anniversary of the Closing, (iii) 2,940,000 shares at $2.00 per share at the third anniversary of the Closing and (iv) 3,920,000 shares at $2.00 per share at the fourth anniversary of the Closing. The Biovest Board of Directors shall exercise good faith to make the tender offer(s) based on the number of the Biovest shares held by each immediately before the Closing or his assignee. To the extent that a registration statement is required under state or federal securities laws before the tender offer(s) can be made or shares purchased, Biovest will exercise good faith to file and effect all required filings and obtain all required governmental approvals. Notwithstanding the forgoing, no tender offer shall be required to be made by Biovest during any annual period provided the process required to permit the free trading shares of Biovest common stock to trade publicly has been completed during that annual period.

1.06 Outstanding Legal Fees. At the Closing, Accentia will, in the exercise of its discretion, settle all accrued legal accounts payable.

ARTICLE II

Definitions

For all purposes of this Agreement, the following terms shall have the following respective meanings:

2.01 Stock of Biovest. The term “Stock of Biovest” shall mean and refer to the Capital Stock of Biovest regardless of class or series.

2.02 CRADA. The term “CRADA” shall mean the Cooperative Research and Development Agreement for Non-Hodgkin Lymphoma Therapeutic Cancer Vaccine between Biovest and the National Cancer Institute.

2.03 Equity Security. The term “Equity Security” shall mean and refer to capital stock and other securities of a type generally regarded as Equity Securities and options, warrants, rights or other securities convertible into, exchangeable for or entitling the holder thereof, under any circumstances, to purchase or subscribe for any Equity Security.

2.04 Debt. The term “Debt” shall mean and refer to all obligations including, but not limited to, those under written and oral agreements, accounts payable, accruals, notes, bonds, debentures, guarantees and all other types of obligations to pay whether the amount of the obligation is fixed or undetermined or absolute or contingent.

2.05 FDA. The term “FDA” shall mean the U.S. Food and Drug Administration.

2.06 FDA Approval. The term FDA Approval shall mean unconditional licensure and approval of the Biovest non-Hodgkin lymphoma therapeutic cancer vaccine officially granted by the FDA to Biovest.

2.07 Free Trading Shares. Shares of Biovest common stock which are not subject to any restriction on sale or transfer under the Securities Act of 1933, as amended, any applicable state securities law or any contract.

2.08 Intellectual Property. The term “Intellectual Property” shall mean and refer to all applications for patents, trademarks and trade names, all issued patents, trademark registrations and trade name registrations, and all material proprietary trade secrets relating to information, processes or other matters that are not in the public domain.

2.09 Mortgage Indebtedness. The term “Mortgage Indebtedness” shall mean and refer to all mortgages (real, personal and mixed), vendor’s liens, deeds of trust, conditional bills of sale, security interests, pledges and other types of liens generally regarded as mortgages affecting, relating to, or pertaining to real or personal property, whether or not personal liability for the payment or discharge thereof exists.

2.10 Non-Hodgkin Lymphoma Therapeutic Cancer Vaccine. The term “Non-Hodgkin Lymphoma Therapeutic Cancer Vaccine” shall mean the personalized vaccine as described in the FDA trials being conducted by Biovest and in the CRADA.

2.11 Preferred Stock. The term “Preferred Stock” shall mean and refer to the 10,000,000 shares of Preferred Stock of Biovest authorized in the Articles of Incorporation of Biovest.

2.12 Material Contracts. The term “Material Contracts” shall mean and refer to every contract or arrangement to which the specified person or entity is a party, or by which it is bound, which contract satisfies one of the following requirements: (i) contract for employment which is not terminable at will; (ii) labor union or other collective bargaining agreement; (iii) bonuses, deferred compensation, pension, profit sharing, retirement, insurance or other fringe benefit, plan or arrangement; (iv) franchise, distributorship or other similar contract which will extend beyond the closing; (v) contracts or commitments of any sort or nature relating to the financing or refinancing of Mortgage Indebtedness; (vi) bonds, bills of sale, bank loans, construction loans, liens, security interest of credit agreements not otherwise specified or excluded from the above; and (vii) any contract or commitment involving more than $10,000 in the aggregate or which can not be terminated upon thirty days or less notice.

2.13 Closing. The term “Closing” shall mean and refer to the closing of the transaction contemplated by this Agreement.

2.14 Closing Date. The term “Closing Date” shall mean and refer to the date upon which the closing of this transaction occurs as set forth in Section 6.01.

ARTICLE III

Representations and Warranties of Biovest

Biovest, intending for ACCENTIA and its officers and directors to rely thereon, represents, warrants and agrees as follows:

3.01 Corporate Standing. Biovest is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware. Biovest has full corporate power and authority to own its assets and operate its business in the manner that such business is presently being conducted. Biovest is qualified to transact business in every state where the activities of Biovest require that it qualify to transact business. Except as set forth on Schedule 3.01 attached hereto, Biovest has all governmental permits, licenses and other authorizations necessary to conduct its business as presently being conducted, and none of the transactions contemplated by this Agreement will terminate or violate any such permits, licenses or authorizations.

3.02 Outstanding Equity Securities. Schedule 3.02 attached hereto and incorporated herein by reference lists: (i) each authorized class of Equity Securities, the number of shares, and the holders of all outstanding shares of Biovest and (ii) each option, warrant or right or other obligation of any nature to issue shares of Biovest Capital Stock. There will be no shares of Biovest Preferred Stock issued or outstanding at the Closing. There will be no option, warrant, right or any other obligation of any nature to issue shares of Biovest Capital Stock not fully disclosed on Schedule 3.02. All shares of outstanding Capital Stock reflected as issued on Schedule 3.02 are duly and validly issued and are fully paid and non-assessable. During the period that any options warrants or convertible notes outstanding at the Closing remain outstanding (the “First Right of Refusal Period”), Accentia shall have a first right of refusal to maintain ownership of 81% of the then outstanding capital stock of Biovest (the “Accentia First Right of Refusal”). During the First Right of Refusal Period, should Biovest for any reason issue any shares of capital stock, Accentia shall have the right to purchase that number of shares of

Biovest common stock required to maintain Accentia’s ownership at 81% of the then outstanding Biovest capital stock. The aggregate purchase price to be paid by Accentia for the issuance of Accentia First Right of Refusal shares shall be an amount equal to the aggregate price paid by the third party for the Biovest shares that triggered Accentia’s First Right of Refusal (i.e. the Accentia First Right of Refusal purchase price for all shares required to maintain Accentia’s ownership at 81% of the then outstanding capital stock will equal the aggregate price paid by the third party for all of the shares which triggered the first right of refusal as opposed to matching the per share, price paid by the third party. Accordingly, the Accentia First Right of Refusal per share purchase price may be significantly lower that the per share price paid by the third party). The Accentia First Right of Refusal purchase price may, in the discretion of Accentia, be paid by a five year promissory note bearing the lowest rate of interest permitted by applicable corporate law. The First Right of Refusal applies to all shares issued by Biovest during the First Right of Refusal Period including, but not limited to, shares issued in new financings, acquisitions, option and warrant exercises and conversion of convertible notes.

3.03 Power to Agree. The execution and delivery of this Agreement, the consummation of the Transactions and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under the Certificate of Incorporation or Bylaws of Biovest, any indenture or other agreement or instrument to which Biovest is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any government instrumentality or court, domestic or foreign, having jurisdiction over Biovest, its securities or its properties. The execution of this Agreement, the transactions contemplated in this Agreement, including, but not limited to, the issuance of Capital Stock hereunder and the Closing of this Agreement have been fully authorized by Biovest and no further or additional action, approval or consent by Biovest or its directors or shareholders is required to make this Agreement a legal and enforceable obligation of Biovest. Except as set forth on Schedule 3.03 attached hereto, no consent, approval, exemption, audit, waiver, order or authorization of, or registration, qualification, designation, declaration, notice or filing with, any governmental authority or any other person is required for Biovest’s execution, and delivery of this Agreement, the performance of ‘its obligations hereunder, or Biovest’s execution or closing of this Agreement . Except as set forth on Schedule 3.03, there are no existing agreements, options, commitments or rights with, of or to Biovest to acquire any of Biovest’s assets, properties or rights or any interest therein, except for contracts for the sale of inventory entered into by Biovest in the ordinary course of business and except for the stock options held by directors and employees of Biovest reflected in Schedule 3.02 which have been either approved by Accentia or terminated immediately before the Closing.

3.04 Outstanding Debts of Biovest. Attached as Schedule 3.04 is a list of each Debt in excess of $1,000, which is outstanding and due by Biovest as of the date reflected on Schedule 3.04. Schedule 3.04 reflects the name of each debtor and the principal amount due and payable. At the Closing, Biovest, with respect to such Debts will have no outstanding unpaid debts, or obligations including accruals except those described on Schedule 3.04. Except as otherwise agreed, Schedule 3.04 shall reflect that the following debts and obligations shall be fully paid or otherwise eliminated concurrently with or as soon as is practicable after the Closing out of the cash provided by the Purchase Price: (i) certain notes listed on Schedule 3.04 payable including but not limited to convertible notes, (ii) all accrued liabilities, including but not limited to accrued compensation and expenses to employees, and (iii) all payables which arose in the ordinary course of business and which are due and have been due for sixty days or more. Schedule 1.02 specifies the debts, accruals and obligations to be paid at closing from the Purchase Price.

3.05 Outstanding Material Contracts. Biovest is subject to no Material Contracts which shall survive the Closing, except those fully disclosed on Schedule 3.05. No Material Contract listed on Schedule 3.05 is in default on the part of Biovest or, to the knowledge of Biovest, on the part of any other party thereto except as set forth in Schedule 3.05. Except as set forth in Schedule 3.05, Biovest is in full compliance with all material terms of each of such Material Contract. Except as set forth in Schedule 3.05, Biovest has received no notice of default, deficiency or termination under any Material Contract listed on Schedule 3.05 and Biovest knows of no fact which, but for the passage of time, is reasonably likely to constitute a breach or default under any such contract.

3.06 Governmental Filings and Reports. Except as otherwise set forth on Schedule 3.06, Biovest has timely filed all reports and other filings required to be made by Biovest with any governmental department, commission, agency or other governmental body including, but not limited to, the U.S. Securities and Exchange Commission (the “SEC”), the National Institutes of Health (the “NIH”) and The Cooperative Research and Development Agency (the “CRADA”) to which Biovest is subject (the “Governmental Authorities”). Except as otherwise provided in Schedule 3.06, all reports and filings previously made by Biovest with any Governmental Authority are accurate and complete in all material respects. Biovest is not in default (and but for the passage of time would not be in default) with any requirement, condition or obligation of any Governmental Authority.

3.07 Financial Condition.

3.07.1 Attached hereto as Schedule 3.07 are the audited Financial Statements as of and for the years ended September 31, 2000, September 31, 2001 and September 31, 2002 (the “Biovest Financial Statements”). The Biovest Financial Statements present fairly Biovest’s financial position as of the respective dates thereof and its results of operations for the respective fiscal periods then ended, in each case in accordance with Biovest’s past practice and in conformity with GAAP consistently applied during the periods involved.

3.07.2 Biovest has made and kept books, records and accounts in reasonable detail, which, to Biovest’s knowledge, accurately and fairly reflect in all material respects its activities and transactions and the purchase and disposition of any of its assets. Except as otherwise disclosed in this Agreement and in the schedule 3.07, Biovest has not engaged in any material transaction that is not reflected in such books, records and accounts.

3.07.3 No unrecorded funds or assets of Biovest have been established for any purpose; no accumulation or use of funds of Biovest has been made without being properly accounted for in the books and records of Biovest; all payments by or on behalf of Biovest have been duly and properly recorded and accounted for in Biovest’s books and records; no false or artificial entry has been made in the books and records of Biovest for any reason; no payment has been made by or on behalf of Biovest with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and Biovest has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift, bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual, corporation, partnership or other entity, to secure business or to pay for business secured.

3.07.4 The Financial Statements attached as Schedule 3.07 have been accepted by the Biovest Board of Directors and all recommended or advised changes, additions or deletions of the Biovest independent accountants have been made in the Financial Statements except as disclosed in Schedule 3.07.4.

3.07.5 The books, records and accounts of Biovest accurately and fairly reflect in all material respects the transactions and the assets and liabilities of Biovest. Biovest has not engaged in any transaction with respect to the Biovest business, maintained any bank account for the Biovest business, or used any of the funds of Biovest in the conduct of the Biovest business, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Biovest.

3.08 Accounts Receivable. Schedule 3.08 lists all Accounts Receivable. Except as disclosed in Schedule 3.08 all accounts receivable of Biovest (the “Accounts Receivable”): (a) arose from bona fide transactions in the ordinary course of business and (b) are considered collectible, net of the reserves for doubtful and uncollectible amounts and for returns and allowances shown in the Biovest Financial Statements, within one hundred eighty (180) days after the Closing Date in the ordinary course of business.

3.09 Accounts Payable. Schedule 3.09 lists all accounts payable. Except as listed in Schedule 3.09, at Closing Biovest shall have no accounts payable except those which were incurred in the ordinary course of business and have not been due for more than 30 days. Immediately before the Closing Date, Biovest shall have no obligation to pay accrued compensation or other accrued obligations to any employee, director or stockholder and all compensation expenses including those relating to compensation, vacation, healthcare and mandatory contributions, and retirement plans shall be paid current through the Closing.

3.10 Undisclosed Liabilities. Biovest does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, due or to become due, or direct or indirect, arising out of any action or inaction, or with respect to or based upon transactions or events occurring, or any state of facts or condition existing, in connection with Biovest’s conduct of its business, and, to Biovest’s knowledge, there is no basis for any claim against Biovest for any such material liability or obligation, except: (i) to the extent specifically described in this Agreement or disclosed in the schedules hereto, (ii) to the extent fully reflected or reserved against in the Biovest Financial Statements, (iii) for liabilities and obligations arising or incurred in the ordinary course of business under any Contract disclosed on Schedule 3.10 or not required to be disclosed because of the term or amount involved, and (iv) for liabilities and obligations arising or incurred in the ordinary course of business which will be paid or discharged prior to the due date thereof or at the Closing. At the Closing, to the knowledge of Biovest, Biovest shall have no liabilities or obligations, whether accrued, absolute, contingent or otherwise, due or to become due, or direct or indirect, arising out of any action or inaction, or with respect to or based upon transactions or events occurring, or any state of facts or condition existing, in connection with Biovest’s conduct of its business, and, to Biovest’s knowledge, there is no basis for any claim against Biovest for any such material liability or obligation, except as disclosed on Schedule 3.10.

3.11 Insurance. Schedule 3.11 lists all policies of general liability insurance setting forth the insurer, limits of coverage and premium amounts. All listed policies are in full force and effect in accordance with their respective terms. Except as disclosed in Schedule 3.11, no notice of cancellation has been received by Biovest or any other responsible party, and there is no existing default or event, which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such insurance policies are, to Biovest’s knowledge, adequate in coverage for the conduct of Biovest’s business.

3.12 Employees.

(a) At Closing, except as set forth on Schedule 3.12, all Biovest’s employee and shareholder obligations, including those to pension, profit sharing, employee withholding, medical benefits, retirement plans and other employee benefit plans, shall be fully funded and in compliance in all material respects with the requirements of said plans and the requirements of all laws, rules, and regulations applicable to said plans;

(b) Biovest is not a party to any collective bargaining or similar agreement covering any of its employees. No labor organization or group of employees of Biovest has made a demand for recognition, has filed a petition seeking a representation proceeding, or given Biovest notice of any intention to hold an election of a collective bargaining representative. Biovest has not suffered any strike, slowdown, picketing or work stoppage by any group of employees affecting Biovest’s business;

(c) Biovest is in compliance in all material respects with all rules and requirements of a safe workplace including, but not limited to, those imposed by OSHA and by applicable state regulatory agencies;

(d) Except as disclosed in Schedule 3.12, Biovest has complied in all material respects with all applicable laws relating to employment, including, without limitation, the provisions thereof relating to wages, hours, equal opportunity collective, bargaining, age, pregnancy, disability, sex, race, national origin and other forms of unlawful discrimination, the WARN Act, and the payment or withholding of all salary and wages, employee benefits, deferred compensation, incentive compensation, holiday, vacation, and sick pay, unemployment compensation, workers’ compensation, withholding of taxes, FICA, FUTA or SUTA obligations, employee health or life insurance, hospitalization, savings, severance pay, disability, relocation, and similar obligations;

(e) Except as set forth in Schedule 3.12 hereto, Biovest is not indebted to any employee except for amounts due as normal salaries, wages, or reimbursement of ordinary business expenses, and no employee is indebted to Biovest; and

(f) Except as set forth on Schedule 3.12, Biovest does not, and do not have any obligation to, maintain or contribute to any employee benefit plan. No event has occurred, and to Biovest’s knowledge, there exists no condition or circumstances, in connection with which Biovest or Accentia could be subject to any liability under the terms of any employee benefit plan of Biovest, ERISA, or the Internal Revenue Code or any other applicable law with respect to any employee benefit plan, which would have a material adverse effect on the Biovest business. The execution, delivery and performance of this Agreement will not result in any: (i) increase in the compensation or benefits otherwise payable under any employee benefit plan of Biovest or pursuant to any agreement with respect to any employee of Biovest; (ii) acceleration of the time of payment or vesting of any such compensation or benefits due to any employee of Biovest; or (iii) renew or extend the term of any agreement regarding compensation of an employee of Biovest, which in the case of (i), (ii) or (iii) above, would create any liability to Biovest or Accentia after the Closing Date. No payment or benefit that may be made by Biovest with respect to any employee of Biovest will be classified as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Except for benefits accrued or accruing in accordance with the terms of any employee benefit plan, Biovest has no liability for any benefit which has been or could be claimed as a result of any event occurring prior to the Closing under any employee benefit plan or any workers’ compensation or similar Law (i) which is not fully covered by insurance, or (ii) if not so insured, for which Biovest has not established an adequate reserve in the Biovest Financial Statements. Except as set forth in Schedule 3.12, to Biovest’s knowledge, no validity review or program integrity review related to Biovest has been conducted by any governmental authority in connection with the Programs and no such review, audit or audit assessment is scheduled, pending or threatened against Biovest, its business or assets.

3.13 Intellectual Property.

(a) Schedule 3.13 is a summary including patent number, status and brief description of invention and claims of all intellectual property owned or licensed by Biovest. Except as disclosed on Schedule 3.13, Biovest owns all of the intellectual property and proprietary rights currently used, or required to be used, by Biovest in the operation of the Biovest business.

(b) To the knowledge of Biovest, except as set forth on Schedule 3.13, the Intellectual Property described in Schedule 3.13 shall, at the Closing, be owned or licensed exclusively and solely by Biovest subject to no debt, lien or encumbrance of any third party, except as indicated therein. Schedule 3.13 lists all licenses except licenses to off-the-shelf software, that have been granted by with regard to the patents and patent applications listed on Schedule 3.13. Except for the licenses identified on Schedule 3.13, no licenses have been granted and no third party has any right to utilize the inventions covered by the patent and patent applications listed in Schedule 3.13.

(c) Biovest does not know nor does it have reasonable grounds to know of any basis for any action challenging the enforceability or validity of the Biovest Intellectual Property listed in Schedule 3.13 or claiming infringement by the Intellectual Property upon the rights of any third party. Biovest has received no notice of contest or claim regarding any patent or patent application listed and Biovest knows of no defect or defense with regard to any listed patent or patent application.

(d) To the knowledge of Biovest, each of the patent applications that have been submitted by Biovest was accurate and truthful and contained no material misrepresentations of fact.

(e) Schedule 3.13 describes all royalty or other payment obligations to which Biovest or its Intellectual Property is subject to with regard to its Intellectual Property. Schedule 3.13 lists every person or entity, including, but not limited to, current and past employees, that has a right to claim an interest in or to the Intellectual Property of Biovest. No patent or patent application listed on Schedule 3.13 requires the payment of any royalty or other fee by Biovest except such payments as are listed on Schedule 3.13.

(f) Schedule 3.13 lists all tradenames and trade marks utilized by Biovest.

(g) Biovest does not require any licenses from any third parties to conduct its current or planned business or execute its business plan, except those that are listed on Schedule 3.13.

3.14 Business Plan. Attached as Schedule 3.14 is the Offering Document which has been delivered by Biovest to Accentia. Biovest represents that the Offering Document, except for the associated financial projections, is materially accurate in its description of the Intellectual Property of Biovest and its plans to commercialize same, in each case as of the date of the Offering Document. Biovest represents that the assumptions relied upon in making the financial projections included as part of the Business Plan are believed by Biovest to be reasonable and that the financial projections represent financial goals of Biovest that are believed to be reasonable.

3.15 Litigation and Government Compliance. There are no actions, suits, proceedings or governmental investigations pending or, to the best of Biovest’s knowledge, threatened against or affecting either Biovest or the business of Biovest except as set forth on Schedule 3.15, and Biovest is not in violation of or in default under any order, rule or regulation of any governmental agency or branch which, in any case, involves the possibility of materially and adversely affecting the business or condition of Biovest except as set forth on Schedule 3.15.

3.16 Corporate Records. The Certificate of Incorporation of Biovest, as amended through the date hereof, its Bylaws and Minutes contained in the Minute Book of Biovest constitute the existing Certificate of Incorporation, as amended, Bylaws and records of proceedings of Biovest. The Certificate of Incorporation and Bylaws of Biovest are attached as Schedule 3.16.

3.17 Absence of Certain Developments. Since December 31, 2002, and except as expressly required by this Agreement or otherwise disclosed in or reserved for in the Biovest Financial Statements, this Agreement, or the schedules hereto, including Schedule 3.17, Biovest has not:

3.17.1 Incurred any liabilities, other than liabilities incurred in the ordinary course of business or related to the Transaction, or discharged or satisfied any lien or encumbrance or paid any liabilities, other than in the ordinary course of business, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or would reasonably be expected to cause any material damage or risk of material loss;

3.17.2 Sold, assigned or transferred any assets or properties, or closed any operations, except for the sale of inventory and for the disposition of assets in the ordinary course of business which are worn-out, in need of substantial repair, or are obsolete and which do not have a market value in excess of $10,000 in the aggregate for all such assets and properties;

3.17.3 Created, incurred, assumed or guaranteed any indebtedness for borrowed money, or mortgaged, pledged or subjected any of its assets or properties to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever in an aggregate amount exceeding $10,000, other than in the ordinary course of business;

3.17.4 Made or suffered any material amendment or termination of any Contract to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it or waived any rights of material value not in the ordinary course of business;

3.17.5 Suffered any damage, destruction or loss, whether or not covered by insurance, of any item or items carried on its books of account individually or in the aggregate at more than $5,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct its operations;

3.17.6 Suffered any material adverse effect not in the ordinary course of its business;

3.17.7 Received notice or obtained knowledge of any actual or threatened labor trouble, strike, union organizing efforts, or other occurrence, event or condition of any similar character;

3.17.8 Made any acquisition of substantial assets or any commitments or agreements for capital expenditures or capital additions or betterments exceeding $10,000 individually or in the aggregate, except such as may be involved in ordinary repair, maintenance or replacement of assets in the ordinary course of business;

3.17.9 Other than in the ordinary course of business consistent with past practices, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

3.17.10 Entered into or amended any contract with any of its affiliates;

3.17.11 Except in the ordinary course of business and consistent with past practice, or as permitted herein, made any distributions to its stockholders; or

3.17.12 Entered into any transaction other than in the ordinary course of business.

3.19 Tax Matters. Other than as set forth on Schedule 3.19 hereto, (a) all tax returns that Biovest was or is required to file on or prior to the Closing have been duly filed on a timely basis (after giving effect to any applicable extensions) and all taxes indicated thereon have been timely paid; (b) all tax returns that Biovest is or will be required to file after the Closing Date, with respect to periods prior to the Closing Date, will be timely filed and all taxes reflected thereon will be timely paid; (c) none of Biovest’s assets is subject to any lien (other than a permitted lien) for payment of any unpaid taxes or levy proceedings; (d) all taxes which Biovest is or was required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper taxing authorities to the extent due and payable; (e) Biovest is not a party to any Contract that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code; (f) Biovest is not a “foreign person” as such term is defined in the Code; (g) Biovest does not have any express or implied obligation (including, but not limited to, an indemnification obligation) with respect to the payment of taxes for any person other than Biovest; and (h) Biovest has not received any notice of any additional assessments since the date of any tax return nor has Biovest received any notice of any audit or review of such tax returns.

3.20 Securities Matters. Attached as Schedule 3.20 is a list of all Press Releases issued by Biovest since January 1, 2000. All Press Releases were materially accurate when issued. Attached as Schedule 3.20(a) is a list of all securities offered or sold by Biovest since January 1, 2000 identifying the name of the purchaser, the exemption relied upon and providing a description of the offering pursuant to which the securities were sold.

3.21 Real Property. Biovest owns no real property. With respect to the real property leased by Biovest as of the date hereof (the “Leased Biovest Property”), Schedule 3.21 sets forth the following: (i) the description of the Leased Biovest Property, including estimated total square footage, (ii) the name of the Lessor thereof, the lease rate and term and (iii) whether such Leased Biovest Property is currently being used for the operation of Biovest. Except as set forth on Schedule 3.21: (i) the lease for the Leased Biovest Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, (ii) all accrued and currently payable rents and other payments required by such lease have been paid, (iii) Biovest and each other party thereto have complied with all covenants and provisions of such lease in all material respects,

(iv) neither Biovest nor any other party is in default in any material respect under such lease, (v) no party has asserted any defense, set off, or counter claim thereunder, (vi) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party, and (vii) the validity or enforceability of such lease will be in no way affected by the Transactions.

3.22 Title to and Condition of Assets; Necessary Property.

3.22.1 Set forth on Schedule 3.22.1 is a true, correct, and complete list of all liens on the assets of Biovest as of the date hereof. No person other than Biovest owns, leases or has any right, title or interest in and to any Biovest assets.

3.22.2 Biovest’s tangible properly is in good working order and repair, reasonable wear and tear accepted, has been maintained and repaired on a regular basis so as to preserve its utility and value, is usable in the ordinary course of business, and conforms in all material respects to all applicable laws relating to its construction, use and operation.

3.22.3 Except as disclosed in Schedule 3.22.3, Biovest’s assets constitute all of the assets and properties, whether real or personal, tangible or intangible, or owned, leased, or licensed, that are used or useful in the conduct of Biovest’s business in the manner and to the extent presently conducted by Biovest. No other asset or property, whether real or personal, tangible or intangible, or owned, leased, or licensed, is required for the conduct of the Biovest business in the manner and to the extent presently conducted by Biovest.

3.23 Licenses and Permits. Biovest possesses all licenses, permits, consents, concessions and other authorizations of Governmental Authorities that are required to own Biovest’s assets, to sell and service any inventory of Biovest, or to otherwise conduct the Biovest business as presently conducted. Schedule 3.23 hereto sets forth a list of each such license, permit, consent, concession or other authorization so possessed. To Biovest’s knowledge, nothing contemplated in the transaction described herein will cause any of the licenses, permits, consents, concessions and other authorizations to be revoked by any such Governmental Authority.

3.24 Environmental Matters.

3.24.1 At all times prior to the Closing, Biovest has complied and at the Closing will be in compliance, in all material respects, with all Environmental Laws, and Biovest has not received any notice, report, or information (including information that any litigation, investigation or administrative or other proceedings of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental Laws. For the purposes of this Agreement, the term “Environmental Laws” means all present governmental requirements relating to the discharge or release of air pollutants, water pollutants, process waste water, petroleum products or hazardous substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1970, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local Laws relating to public health and safety or work health and safety.

3.24.2 No Hazardous Substances have been, or are currently, located at, in, or under or emanating from the Leased Biovest Property or other Biovest assets in a manner which: (i) violates any applicable Environmental Laws, or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental Law. For purposes of this Agreement, the term “Hazardous Substances” has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, in the Federal Resource Conservation and Recovery Act, as amended, and applicable state Laws, and shall also expressly include petroleum, crude oil and any fraction thereof.

3.25 Brokers’ Fees. Except as otherwise disclosed on Schedule 3.25, neither Biovest nor any person on Biovest’s behalf has retained any broker, finder or agent or agreed to pay any brokerage fee, finder’s fee, commission or other payment with respect to the transactions contemplated by this Agreement.

3.26 Subsidiaries. Biovest has no subsidiaries.

3.27 CRADA. Attached as Exhibit 3.27 is a copy of the CRADA. Except as set forth in Exhibit 3.27: (i) the CRADA is in good standing, (ii) Biovest is in full compliance with all material terms and requirements of the CRADA, (iii) Biovest has not received any notice of default or non-compliance of or with the CRADA, and (iv) Biovest has no reason to believe that it may be in default or non-compliance, with the CRADA.

3.28 All Material Information. No representation or warranty made by Biovest in this Agreement, including the attached schedules, and no statement contained in any certificate or other instrument furnished to Accentia as required herein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement therein not misleading.

ARTICLE IV

Representations, Warranties and Agreements of Accentia

Accentia, intending Biovest and its officers and. directors to rely thereon, represents, warrants and agrees as follows:

4.01 Corporate Standing. Accentia is a duly organized, validly existing corporation in good standing under the laws of the State of Florida. Accentia has full corporate power and authority to own its assets and operate its business in the manner that such business is presently being conducted. Accentia is qualified to transact business in the State of Florida, and Accentia’s activities do not require that it qualify to transact business in any other state. Accentia has all governmental permits, licenses and other authorizations necessary to conduct its business as presently being conducted, and none of the transactions contemplated by this Agreement will terminate or violate any such permits, licenses or authorizations.

4.02 Power to Agree.

(a) The execution and delivery of this Agreement and the consummation of the Transaction and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Accentia, any indenture or other agreement or instrument to which Accentia is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any government instrumentality or court, domestic or foreign, having jurisdiction over Accentia, its securities or its properties.

(b) The execution, delivery and performance of this Agreement and the Transaction do not require the consent, authority or approval of any other person or entities except such as have been obtained.

(c) The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action and does not require any consents other than such as have been unconditionally obtained.

4.03 Omitted

4.04 Brokers. Accentia has not engaged any broker in connection with this transaction.

4.05 Accuracy of Deliveries. This Agreement, all Schedules to this Agreement and all documents to be delivered by Accentia at the Closing in connection with this transaction are true and correct.

4.06 Sophisticated Investor. Accentia is a sophisticated investor and is experienced in evaluating high risk investments such as the investment contemplated by this Agreement. Accentia has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of Accentia’s prospective investment in Biovest. Accentia has the ability to bear the economic risks of the investment. Accentia has been furnished access to information and documents as it has requested and has been afforded an opportunity to ask questions and expect answers from representatives of Biovest concerning the terms and conditions of this Agreement. Accentia has relied upon its own investigation, together with this Agreement, and representations and warranties contained herein, in determining to purchase shares of the Capital Stock of Biovest under this Agreement.

4.07 Outstanding Equity Securities. Schedule 4.07 attached hereto and incorporated herein by reference lists: (i) each authorized class of Equity Securities and the number of shares outstanding shares and (ii) each option, warrant or right or other obligation of any nature to issue shares of Accentia Capital Stock. All shares of outstanding Capital Stock reflected as issued on Schedule 4.07 are duly and validly issued and are fully paid and non-assessable.

4.08 Financial Condition. Attached hereto as Schedule 4.08 are the unaudited Financial Statements as of and for the year ended August 31, 2002 (the “Accentia Financial Statements”). The Accentia Financial Statements present fairly Accentia’s financial position as of the date thereof and its results of operations for the fiscal period then ended in conformity with GAAP. It is noted that subsequent to August 31, 2002, Accentia entered into pending and/or completed material transactions. In the exercise of its reasonable business judgment, Accentia has access to sufficient cash to enable it to close this Agreement.

4.09 Undisclosed Liabilities. Accentia does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, due or to become due, or direct or indirect, arising out of any action or inaction, or with respect to or based upon transactions or events occurring, or any state of facts or condition existing, in connection with Accentia’s conduct of its business, and, to Accentia’s knowledge, there is no basis for any claim against Accentia for any such material liability or obligation, except: (i) to the extent specifically described in this Agreement or disclosed in the schedules hereto, (ii) to the extent fully reflected or reserved against in the Accentia Financial Statements, (iii) for liabilities and obligations arising or incurred in the ordinary course of business, and (iv) for liabilities and obligations arising or incurred in connection with acquisitions or other business relationships, whether existing or contemplated, in connection with the conduct or expansion of the business of Accentia.

4.10 Insurance. Schedule 4.10 lists all policies of general liability insurance setting forth the insurer, limits of coverage and premium amounts. All listed policies are in full force and effect in accordance with their respective terms. Except as disclosed in Schedule 4.10, no notice of cancellation has been received by Biovest or any other responsible party, and there is no existing default or event, which, with the giving of notice or lapse of time or both, would constitute a default thereunder except as reflected on Schedule 4.10.

4.11 Litigation and Government Compliance. There are no actions, suits, proceedings or governmental investigations pending or, to the best of Accentia’s knowledge, threatened against or affecting either Accentia or the business of Accentia except as set forth on Schedule 4.11, and Accentia is not in violation of or in default under any order, rule or regulation of any governmental agency or branch which, in any case, involves the possibility of materially and adversely affecting the business or condition of Accentia except as set forth on Schedule 4.11;

4.12 Tax Matters. Other than as set forth on Schedule 4.12 hereto, (a) all tax returns that Accentia was or is required to file on or prior to the Closing have been duly filed on a timely basis (after giving effect to any applicable extensions) and all taxes indicated thereon have been timely paid; (b) all tax returns that Accentia is or will be required to file after the Closing Date, with respect to periods prior to the Closing Date, will be timely filed and all taxes reflected thereon will be timely paid; (c) none of Accentia’s assets is subject to any lien (other than a permitted lien) for payment of any unpaid taxes or levy proceedings; (d) all taxes which Accentia is or was required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper taxing authorities to the extent due and payable; (e) Accentia is not a party to any Contract that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code; (f) Accentia is not a “foreign person” as such term is defined in the Code; (g) Accentia does not have any express or implied obligation (including, but not limited to, an indemnification obligation) with respect to the payment of taxes for any person other than Accentia; and (h) Accentia has not received any notice of any additional assessments since the date of any tax return nor has Accentia received any notice of any audit or review of such tax return

4.13 Material Information. No representation or warranty made by Accentia in this Agreement, including the attached schedules, and no statement contained in any certificate or other instrument furnished to Biovest as required herein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement therein not misleading,

4.14 Interpretation; Survival of Warranties. The foregoing representations, warranties and agreements shall be true and correct as of the Closing Date. Each representation, warranty and agreement shall survive the Closing. None of such representations, warranties and agreements contain or shall contain, as of the Closing Date, any false or misleading statement of a material fact or omit, as of the Closing Date, to state any material fact necessary in order to make the representations, warranties and agreements not misleading.

ARTICLE V

Covenants

5.01 Covenants of Biovest. Biovest shall:

(a) Pending the Closing, carry on its business in substantially the same manner as heretofore carried on;

(b) Pending the Closing, Biovest shall maintain, in all material respects, compliance with all governmental rules and regulations applicable to its business;

(c) Pending the Closing, not sell, mortgage, pledge, subject to lien or otherwise encumber or dispose of any of its assets, except in the ordinary course of business, and not engage in any transaction other than in the ordinary course of business, without the written consent of Accentia, which will not be unreasonably withheld or delayed;

(d) Pending the Closing, maintain its fixed assets and its operating assets in a good and operating state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted;

(e) Pending the Closing, maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied;

(f) Pending the Closing, maintain in full force and effect insurance comparable in amount and scope of coverage to that which is now maintained;

(g) Pending the Closing, perform, in all material respects, all of its existing obligations relating to or affecting its assets, properties and business in the same manner as heretofore performed;

(h) Pending the Closing, use its best efforts to maintain and preserve its business organizations intact and retain its present employees so that they will be available after the Closing Date;

(i) Pending the Closing, not increase any salary or other form of compensation payable to, or to become payable to, any of the employees of Biovest;

(j) Pending the Closing, not pay or accrue any bonuses;

(k) Pending the Closing, except as contemplated by this Agreement, not issue any Equity Securities or debt securities without the prior written consent of Accentia;

(l) Pending the Closing, Biovest shall stand still and conduct or engage in, either directly or indirectly, no negotiations or discussions of any nature with any potential investor by or financial source other than Accentia or Hopkins Capital Group until the Closing Date or any extension thereof as provided in Section 6.01 (the “Standstill Period”);

(m) Immediately before the Closing, Biovest shall have the following officers and directors which shall be duly elected or appointed:

OFFICERS:	Frank O’Donnell, M.D., Chairman (Executive Officer)
Christopher Kyriakides, M.D., Vice Chairman
Stephane Allard M.D. President and CEO
James McNulty, CFO

DIRECTORS	Frank O’Donnell, M.D.
Peter Pappas
Raphael Mannino, PhD
Steve Arikian, M.D.
Martin Baum
Chris Chapman, M.D.
Stephane Allard, M.D.
Christopher Kyriakides, M.D.

(n) Following Closing, Biovest shall amend its Articles of Incorporation to establish, and at all times thereafter shall maintain, a sufficient number of shares of authorized but unissued common stock required to enable Biovest to comply with this Agreement, including but not limited to, the Accentia First Right of Refusal.

(o) Prior to the Closing, Biovest shall, in a fashion acceptable to Accentia, cause all accrued executive compensation owed by Biovest through the date of the Closing of this Agreement to be satisfied through the issuance of convertible notes having the following terms and conditions: (i) the payment date for all principal and accrued interest shall be in one installment on the fourth anniversary of Closing; and (ii) the convertible note shall bear interest at 7% per annum, accrued through payment of principal; and (iii) conversion rights which allow the holder, at the payment date, or earlier with consent of Accentia, to either: (a) convert all principal and accrued interest into common stock of Accentia with the number of shares of Accentia Common Stock being established at the Accentia Common Stock value as provided in Section 1.01 for outstanding convertible notes, or in the alternative; (b) convert all principal and accrued interest into shares of common stock of Biovest as provided in Section 1.01 for outstanding convertible notes.

(p) Biovest shall give the holder of each outstanding convertible note currently outstanding, the opportunity to modify the terms of their notes to be consistent with the terms of the new convertible notes described in subparagraph (o) above. This opportunity to modify the terms of outstanding convertible notes shall terminate and be of no continuing effect following the Closing of this Agreement.

5.02 (a) Covenants of Accentia. Shares of Biovest acquired by Accentia hereunder shall not be sold into the public market until twelve months following the Commencement of Public Trading of Biovest shares pursuant to Section 1.05.

ARTICLE VI

Closing

6.01 Time and Place of Closing. The Closing shall take place no later than sixty (60) days from the execution of this Agreement (the “Closing”). The Closing shall occur at such place as the parties may mutually agree.

6.02 Items to be Delivered at the Closing. At the Closing, and subject to terms and conditions of this Agreement:

(a) Biovest shall deliver or cause to be delivered to Accentia the following:

(i) Certificates representing the common stock being purchased by Accentia pursuant to Section 1.01 and 1.02 hereof, fully executed and in form and substance reasonably acceptable to Accentia and its counsel;

(ii) Certified copy of the Meeting of the Board of Directors of Biovest establishing the officers and directors required by Section 5.01(o).

(iii) Certified copy of the minutes of Minutes of the meeting of the Board of Directors of Biovest, reflecting the consent to and approval of this Agreement and of all actions required by this Agreement;

(iv) Certificate of Good Standing reflecting that Biovest is an active corporation in its state of incorporation;

(v) Any and all other documents which may be reasonably requested by Accentia to effectuate and perfect the transaction contemplated by this Agreement;

(vi) Legal opinion of counsel for Biovest in the form attached hereto as an Exhibit;

(vii) A list of all Biovest employees which shall continue, or are contemplated to continue, as employees of Biovest immediately following the Closing;

(viii) A list of all accruals due and payable to Biovest past or current employees, directors or shareholders immediately following the Closing;

(ix) A list of all Biovest options, warrant and rights to acquire Biovest stock which shall remain outstanding immediately following the Closing; and

(b) Accentia shall deliver or cause to be delivered, the following documents to Biovest at the Closing:

(i) Accentia certified check, wire or verification of direct payment pursuant to Schedule 1.01 in the amount of the Purchase Price as provided in Section 1.01 hereof;

(ii) Certified Resolution of the Board of Directors of Accentia authorizing this Agreement and all actions required by this Agreement;

(iii) Any and all other documents which may be reasonably requested by Biovest to effectuate and perfect the transaction contemplated in this Agreement; and

(iv) Legal opinion of counsel for Accentia in the form attached hereto as an Exhibit.

(v) Letter of Investment Intent required by Section 1.04.

ARTICLE VII

Conditions - Obligations of Parties

7.01 Conditions to Obligations of Accentia. The obligations of Accentia hereunder are subject to the conditions (any of which may be waived in writing by Accentia) that, on the Closing Date:

(a) The representations and warranties on the part of Biovest made herein shall be true and correct, in all material respects, as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, other than representations and warranties that speak of a specific date or time (which need be true and correct as of such date or time) and Biovest shall not have materially breached any of its obligations under this Agreement;

(b) Biovest shall have substantially performed and complied with all the material agreements, covenants and conditions required by this Agreement to be performed and complied with by it; and

(c) Completion of due diligence examination of the Biovest Schedules and information required therein to the satisfaction of Accentia,

7.02 Conditions and Obligations of Biovest. The obligations of Biovest hereunder are subject to the conditions (any of which may be waived in writing) on the Closing Date:

(a) All material representations and warranties on the part of Accentia made herein shall be true and correct, in all material respects, as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date, other than representations and warranties that speak of a specific date or time (which need be true and correct as of such date or time) and Accentia shall not have materially breached any of its obligations under this Agreement; and

(b) Accentia shall have substantially performed and complied with all the material agreements, covenants and conditions required by this Agreement to be performed and complied with by them.

ARTICLE VIII

General

8.01 Assignability. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

8.02 Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Delaware.

8.03 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants, undertakings and agreements made herein shall survive the Closing, notwithstanding any custom or law to the contrary and notwithstanding the delivery of the Biovest Common Stock and the acceptance thereof. No oral representations or warranties shall survive Closing and all such oral representations and warranties shall be merged into the Closing.

8.04 Headings. All paragraph headings herein are inserted for the convenience of the parties only and are not a part of and shall not in any way modify or affect the construction or interpretation of any of the provisions of this Agreement.

8.05 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

8.06 Construction. Except where the context otherwise requires, words in the plural numbers include the singular thereof, and vice versa, and words of the male gender shall include the female and neuter gender and vice versa.

This Agreement shall be deemed to have been prepared mutually by all parties and shall not be construed against any particular party as the draftsman.

8.07 Schedules. All Schedules required by this Agreement shall be exchanged by the parties no later than 15 calendar days following the date of this Agreement. Schedules are incorporated as material terms and provisions of the Agreement. Disclosures made in an Schedule are deemed to have been made in and for the purposes of all Schedules, and omissions from any particular Schedule shall not be deemed a breach of warranty or representation to the extent the relevant information is contained in one or more other Schedules attached hereto.

8.08 Notices. Any notice, request or instruction to be given hereunder by any party to any other shall be in writing delivered personally or sent by certified mail to the address or telecopy number set forth below:

Accentia:	Accentia, Inc.
5310 Cypress Center Drive, Suite 101
Tampa, Florida 33609
Fax: (813) 287-6643

Copy To:
Samuel S. Duffey
416 Burns Court
Sarasota, Florida 34236
Fax: (941) 954-5825

Biovest:
Biovest International, Inc.
540 Sylvan Avenue
Englewood Cliffs, NJ 07632

Copy to:
Robert H. Cohen
Morrison Cohen Singer & Weinstein, LLP
750 Lexington Avenue
New York, NY 10022
Fax: (212) 735-8708

(n) 8.09 Letters of Intent. All prior Letters of Intent, Deal Points or Outlines and other communication or correspondence concerning the subject matter of this Agreement are superseded by this Agreement and are merged into this Agreement and shall not survive the Closing of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ACCENTIA, INC.

By:	/s/ Francis E. O’Donnell
Its:	Chairman

BIOVEST INTERNATIONAL, INC.

By:	/s/ Christopher Kyriakides
Its:	Chairman

AMENDMENT TO INVESTMENT AGREEMENT

BETWEEN ACCENTIA, INC. AND BIOVEST INTERNATIONAL, INC.

This document dated June 16, 2003 (the “Amendment”), sets forth the terms of an Amendment to the Investment Agreement by and between Accentia, Inc. and Biovest International, Inc., dated April 10, 2003 (the “Agreement”). Except where modified or augmented hereby (and by the terms of that certain escrow agreement dated an even date herewith (the “Escrow Agreement”), the terms of the Investment Agreement shall remain in full force and effect. This Amendment is entered into for good and valuable consideration in hand received and together with the Agreement (and the Escrow Agreement which terms are hereby incorporated herein) constitutes the entire understanding of the parlies.

1.	(I) PURCHASE PAYMENT TERMS: Section 1.01 of the Agreement is hereby amended to provide that the purchase price of $20,000,000 shall be paid as follows: (i) cash at closing of $2,500,000.00, less $530,000 sums advanced to or on behalf of Biovest by Accentia (pursuant to that certain Secured Note dated April 10, 2003 which is hereby satisfied and executed in full) prior to the Closing; (ii) $2,500,000.00 in the form of a Promissory Note (the “Second Closing Note”) due on the 90 day anniversary of the date hereof bearing interest at a rate of 3% per annum.

and (iii) delivery of a non-interest bearing note for $15,000,000 having the terms as provided in the Agreement (and the certificates evidencing shares of Biovest Common

Stock and Preferred Stock issuable to Accentia in respect of the subscription price therefor) which shall be held in escrow pursuant to and in accordance with the terms of the Escrow Agreement.

(II) CLOSING DATE: The date of Closing shall be on the date hereof, or such other date as shall be mutually agreed upon by the parties.

(III) SHARES TRANSFERRED: Section 1.01 is further amended to reflect that both Accentia and Biovest recognize that there are currently insufficient authorized, unissued shares of Biovest Common Stock to allow Biovest to transfer to Accentia the 81% stock ownership contemplated by the Investment Agreement. The parties hereby agree that in order to bring Accentia’s equity ownership of Biovest up to the level of 81% as set forth in the Investment Agreement, Biovest shall, subject to the terms of the Escrow Agreement, issue to Accentia at Closing sufficient shares of Convertible Preferred Stock of Biovest to bring Accentia’s total number of shares, post conversion, to the 81% level. These Preferred shares shall provide all rights held by common shares together with the right to be converted to Common Stock of Biovest on a 2-for-l basis as soon as additional shares of Common Stock are authorized by Biovest’s Shareholders at an annual (or special) Shareholder’s Meeting or through such other mechanism as may be available.

(IV) PETER PAPPAS AND ANGELO TSAKOPOULOS WORKING CAPITAL LOANS. Section 1.01 is further amended to reflect that at Closing the principal and interest of the working capital loans in the approximate principal amount of $460,000 made by Peter Pappas and $250,000 made by Angelo Tsakopoulos to Biovest shall be converted into Convertible Notes having the following terms: (i) all principal and interest shall be paid in one installment on the third anniversary of Closing, subject to prepayment by Biovest upon thirty days written notice, (ii) the convertible notes shall earn interest at 7% per annum, (iii) the convertible notes, shall at the discretion of the Holder, be convertible into shares of Accentia common stock in accordance with Section 1,01 of the Agreement with the value per Accentia share being adjusted by a twenty percent (20%) discount from Accentia share value as established in accordance with Section 1.01 of the Agreement or, in the alternative, the convertible notes may be converted into shares of Biovest common stock in accordance with Section 1.01 of the Agreement with the price per Biovest share adjusted from $0.50 to $0.25 per share. In addition, Biovest shall adjust the exercise price on 200,000 Warrants issued to Peter Pappas in connection with these loans from $0.50 to $0.25 per share, and shall adjust the exercise price on 100,000 Warrants issued to Angelo Tsakopoulos in connection with this loan from $0.50 to $0.25 per share.

(V) Satisfaction of Closing Conditions. Accentia hereby acknowledges the satisfaction by Biovest of all its closing conditions.

(VI) Expenses. Following closing a current employee of Accentia, Julian Casciano, will serve as a full time employee of Biovest and, at Accentia’s discretion, his compensation as set forth in his agreement as amended from time to time with Accentia shall-either be paid directly by Biovest to the employee or reimbursed to Accentia should Accentia elect to directly compensate the employee. Appropriate reimbursement shall be made by Biovest for any additional employees of Accentia that devote full or significant time to the services for Biovest. Additionally, fees and expenses in the approximate amount of $50,000 for the legal services of Samuel Duffey, Esq. incurred by Accentia in connection with this Agreement and the Closing shall be reimbursed by Biovest.

(VII) Convertible Notes. The terms of the election options available to the convertible noteholders shall be adjusted as follows:

A.	Option 1 shall be to simply hold their existing Note, “as is” and be paid in accordance with its terms upon maturity. These notes shall remain unsecured;

B.	Option 2 shall be to elect to accept the extended term as set forth in the current from of “Unsecured Exchange Note”, except that these Notes shall become SECURED as set forth in the current version of the “Secured Exchange Note” contained in our original package. In addition, these notes will retain their original issuance date and face amounts, so as to allow the holders to comply with the “holding period” requirements in SEC regulations in the event of conversion of this debt to equity. The Holders of these notes shall retain any Warrant holdings they obtained in connection with these Notes, or any previous extension thereof.

C.	Andrew Alexander Wise shall be offered a repricing of the Warrants issued to them in connection with obtaining this Bridge Loan financing to a price of $0.50 on Warrants currently priced at $1.50 and $0.25 on Warrants currently priced at $1.25, so long as at least 60% of the Convertible Noteholders decide to accept Option 2. This repricing will be disclosed in the form of the new Note to be drafted for those electing Option 2.

VIII. Certain Accrued Compensation. At the Closing, Othon Mourkakos shall tender his resignation as Director of Biovest, and shall further tender his resignation as President/COO of the Biovest.

At the Closing, Dr. Kyriakides shall tender his resignation as Chief Executive Officer and as Chairman of the Board of Directors of Biovest, but shall retain his position as a member and Vice-Chairman of the Board of Directors.

At the Closing, Dr. David DeFouw shall tender his resignation as Director of Biovest.

At the Closing, Mr. Thomas Belleau shall tender his resignation as Chief Financial Officer of Biovest.

Accrued executive compensation through June 30, 2003 for Mr. Mourkakos and Dr. Kyriakides ($855,000 for each of them) shall he paid as follows:

B. A. By Convertible Secured Promissory Note in the amount of $655,000 to each, with a maturity date of four (4) years from the date of Closing and the same security and conversion terms as are contained in the Amended Notes being offered to the Convertible Noteholders; the remaining $200,000 due to each shall be paid in two equal installments of $100,000, the first installment paid at Closing and the second installment paid 90 days from the date of Closing.

All outstanding Options to Mr. Mourkakos or Dr. Kyriakides shall be converted to Warrants, exercisable six months from issuance and with a five-year term; One-half of the Warrants to each shall be priced at $0.25 per share; One-half of the Warrants to each shall be priced at $0.50 per share;

Biovest shall continue to maintain or pay the current level of Health Insurance for both Mr. Mourkakos and Dr. Kyriakides through and including December 31, 2003;

Mr. Mourkakos and Dr. Kyriakides shall have a period of 45 days from the date of Closing to submit requests for reimbursement of all ordinary and customary reimbursable expenses on appropriate Expense Reimbursement Vouchers, which shall be reviewed and paid in the ordinary course in accordance with Biovest’s existing expense reimbursement procedures.

Accrued compensation due to Dr. David DeFouw shall be paid within 120 days of the date of Closing, at the discretion of the Chief Financial Officer of Biovest, in a single lump payment or in installments.

Severance in the amount of one month’s salary shall be paid to Mr. Belleau, and Biovest shall continue to provide health insurance benefits for Mr. Belleau for a period of six months after the Closing.

All options previously issued to Dr. DeFouw (375,000) and Mr. Belleau (100,000) shall be cancelled at the time of Closing, and Biovest shall issue to Dr. DeFouw 375,000 Warrants with an exercise price of $0.50 per share, and shall issue to Mr. Belleau 100,000 Warrants with an exercise price of $0.50 per share, all being exercisable beginning six months after the date of issuance and having a five year term.

David Moser, Director of Legal Affairs of Biovest, shall receive a performance bonus in the amount of $10,000.00, payable at Closing, and shall be issued 100,000 Options to purchase Biovest Common Stock priced at $0.50 per share.

Options previously issued to Mr. Peter J. Pappas Sr. on or about March 6, 2003, shall be priced as follows: 500,000 Options shall be priced at $.0.50 per share, and 500,000 Options shall be priced at $0.25 per share.

VIII. Accentia represents that it is engaged in various aspects of developing, commercializing and distributing biopharmaceutical products and that its subsidiaries, both directly and through subcontractor and vendor relationships, provide an array of product development and commercialization services, including, but not limited to, sales, marketing, specialty pharmacy distribution support, pharmaco-economic services, regulatory services and other development and commercialization services. Biovest acknowledges that it needs and would benefit from these types of commercialization services and would desire to utilize such services to the extent such services were provided to it on terms no less favorable than the best that could be available in an arms length transaction with unrelated third parties.

X. Escrow Agreement. Reference is made to the Escrow Agreement and the documents contemplated thereby which are hereby incorporated by reference as if set forth in full herein.

The undersigned hereby agree to the modified and additional terms set forth hereinabove on the date first set forth above.

Biovest International, Inc.		Accentia, Inc.

By:	/s/ Christopher Kyriakides	By:	/s/ Frank O’Donnell
	Dr. Christopher Kyriakides, Chairman		Dr. Frank O’Donnell, CEO

Exhibit 2.1

SECOND AMENDMENT

TO

INVESTMENT AGREEMENT

THIS SECOND AMENDMENT TO INVESTMENT AGREEMENT (the “Second Amendment”) is made and entered into as of this 17th day of August, 2004 by and Accentia, Inc. (“Accentia”) and Biovest International, Inc. (“BioVest”).

RECITALS:

1. Biovest and Accentia entered into the Investment Agreement as of April 10, 2003 (the “Investment Agreement”).

2. Biovest and Accentia entered into the First Amendment to the Investment Agreement as of June 16, 2003 (the “First Amendment”).

3. To obtain required financing to support its operating and vaccine development requirements, Biovest has requested that Accentia exercise reasonable efforts to accelerate to earlier dates the payment of the promissory note issued at the closing of the Investment Agreement.

4. The Biovest Audit Committee has recommended that this Second Amendment and all exhibits thereto be approved and ratified by the Biovest Board of Directors.

5. The Biovest Board of Directors has ratified and approved this Second Amendment and all exhibits thereto with all directors with any interest in Accentia abstaining.

6. The Accentia Board of Directors has ratified and approved this Second Amendment and all exhibits thereto with all directors with any interest in Biovest abstaining.

7. It is the intent of the parties that except where modified or augmented hereby or by the First Amendment, the terms of the Investment Agreement shall remain in full force and effect.

NOW THEREFORE in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties mutually agree as follows:

(I)	Acceleration of Promissory Note. Accentia undertakes to exercise reasonable efforts to accelerate payment of the non-interest bearing promissory note in original principal amount of $15,000,000 (the “Promissory Note”) by making advancing principal payments before the date required by the terms of the Promissory Note to assist Biovest in funding its cash requirements of its operations and development (“Accelerated Payments”). The undertaking of Accentia is to exercise reasonable efforts to make Accelerated Payments is not an amendment to the terms, including but not limited to the payment dates, set forth in the Promissory Note. In undertaking to exercise reasonable efforts to make Accelerate Payments under the Promissory Note, Accentia makes no representation or warranty regarding its current or future financial ability to accelerate payments at a rate sufficient to meet Biovest’s ongoing requirements for cash or at all. Until the date on which any Accelerated Payments would have been due and payable under the Promissory Note, such Accelerated Payment shall be a loan made by Accentia to Biovest pursuant to the Line of Credit Promissory Note in the form attached hereto as Exhibit B-1 and secured by the General Security Agreement in the form attached hereto as Exhibit B-2

(II)	Biologics Distribution. The parties acknowledge that Accentia has expertise in various aspects of developing, commercializing and distributing biopharmaceutical products. In addition, Accentia’s subsidiaries, both directly and through subcontractor and vendor relationships, provide an array of product development and commercialization services, including, but not limited to, sales, marketing, specialty pharmacy distribution support, pharmaco-economic services, regulatory services and other development and commercialization services. Biovest acknowledges that it needs and would benefit from these types of distribution services and desires to utilize distribution services offered by Accentia. Accentia is interested in providing needed services to Biovest under reasonable commercial terms, provided that any and all potential conflicts of interest related to such distribution services are fairly and completely resolved and/or waived. Biovest, with recommendation of its Audit Committee and approval of its Board of Directors, with all directors with any interest in Accentia abstaining, has agreed to establish a biologics commercialization agreement with Accentia which enables Biovest to have access to the expertise and services of Accentia in a fashion that resolves to Accentia’s satisfaction any and all conflicts of interest related thereto. Accordingly, BioVest and Accentia have agreed to enter into the “Biologic Products Commercialization Agreement” in the form attached hereto as Exhibit A.

(III)	Waiver of Potential Conflicts of Interest. BioVest and Accentia hereby acknowledge that Accentia owns approximately 81% of the outstanding capital stock of

BioVest, and certain directors and officers have positions with both entities. In light of the potential conflicts of interest resulting from the interrelationship of the parties, each entity has agreed to submit this Agreement and the potential conflicts of interest to its respective Audit Committee for review and recommendation and to require any director with any employment, officer or directorship relationship in the other party to this Agreement to abstain from voting on any director’s resolution relating to this Agreement. BioVest, with the recommendation of its Audit Committee and the approval of its Board of Directors, with all directors with any interest in Accentia abstaining, hereby accepts and waives the potential conflicts of interest associated with this Second Amendment to Investment Agreement, the Line of Credit Promissory Note and the General Security Agreement. Accentia, with the recommendation of its Audit Committee and the approval of its Board of Directors, with all directors with any interest in Biovest abstaining, hereby accepts and waives all potential conflicts of interest associated with this Second Amendment to Investment Agreement, the Line of Credit Promissory Note and the General Security Agreement. With the mutual representation and assurance that all reasonable and necessary steps to ensure that all potential conflicts of interest have been fully disclosed, addressed, and fairly and completely resolved or waived by BioVest and Accentia, the parties enter into this Second Amendment to Investment Agreement and the attached exhibits including the Line of Credit Promissory Note and the General Security Agreement.

(IV)	Representations and Warranties

Accentia represents and warrants to BioVest: (a) the execution, delivery and performance by Accentia of this Agreement have been duly authorized by all necessary action of Accentia, and this Agreement constitutes the legal, valid and binding obligation of Accentia and (b) no authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other Person, is required for the due execution, delivery or performance by Accentia of this Agreement.

BioVest represents and warrants to Accentia that the execution, delivery and performance by BioVest of this Agreement have been duly authorized by all necessary action and this Agreement constitutes the legal, valid and binding obligation of BioVest.

(V) Binding Effect This Second Amendment to Investment Agreement shall be binding upon, inure to the benefit of and be enforceable by Accentia and BioVest and their respective successors and assigns. No party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the other parties hereto. Any such purported assignment, transfer, hypothecation or other conveyance without the prior express written consent of the other parties shall be void.

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to Investment Agreement, as of the date first above written.

ACCENTIA, INC.

By:	/s/ Francis E. O’Donnell

Print Name:	Francis E. O’Donnell

Title:	CEO

BIOVEST INTERNATIONAL, INC.

By:	/s/ Christopher Kyriakides

Print Name:	Christopher Kyriakides

Title:	Chairman